Exhibit 99.1

JOINT NEWS RELEASE

H. Patrick Dee	Christopher C. Spencer
Chief Operating Officer of First State	Chief Financial Officer of First State
(505) 241-7102	(505) 241-7154

William A. Mitchell, Jr.	Alice M. Voss
President and Chairman of Front Range	Chief Financial Officer of Front Range
(303) 926-0300	(303) 926-0300

FIRST STATE BANCORPORATION TO ACQUIRE

FRONT RANGE CAPITAL CORPORATION

Albuquerque, NM—October 4, 2006—First State Bancorporation (“First State”) (NASDAQ:FSNM) and Front Range Capital Corporation (“Front Range”) announced today that they have entered into a definitive agreement under which First State will acquire Front Range and its wholly owned subsidiary, Heritage Bank for $72 million in cash. Front Range is a bank holding company headquartered in Broomfield, Colorado and Heritage Bank is a Colorado state chartered bank with approximately $450 million in assets which operates 13 offices in Broomfield, Boulder, Denver, Erie, Firestone, Lafayette, Longmont, Louisville, and Niwot, Colorado.

First State is a $2.6 billion New Mexico based commercial bank holding company that serves communities in New Mexico, Colorado, Arizona, and Utah through its wholly owned subsidiary First Community Bank. Pro forma for the merger, First State will have total assets in excess of $3.0 billion, with a total of 20 branches in Colorado and 62 branches in four states.

“We are very excited about filling in our footprint in Northern Colorado and joining forces with another community bank with a business model very much like our own,” commented Michael R. Stanford, Chief Executive Officer of First State. “The acquisition of Front Range completes the Colorado portion of our four-state strategy and will allow us to be a formidable competitor in the Colorado front range,” commented Mr. Stanford.

William A. Mitchell, Jr., President and Chairman of Front Range, stated, “We are extremely pleased to be able to partner with such an outstanding community bank. Like Heritage Bank, First State cares greatly for its customers and employees, and is very dedicated to the communities that it serves. After careful consideration, it was concluded that this merger is an outstanding opportunity for our shareholders, customers, employees and the communities we have served for many years.”

The transaction, which is subject to regulatory approval and approval by the shareholders of Front Range, is expected to close in the first quarter of 2007, with operational integration to follow soon after.

First State will host a conference call to discuss this acquisition, which will be simulcast over the Internet on Thursday, October 5, 2006 at 5:00 p.m. Eastern Time. To listen to the call and view the slide presentation, visit www.fcbnm.com, Investor Relations. The conference call will be available for replay beginning October 5, 2006 through October 16, 2006 at www.fcbnm.com, Investor Relations.

On Wednesday, October 4, 2006, First State’s stock closed at $26.10 per share.

ABOUT FIRST STATE

First State is a New Mexico-based bank holding company. First State provides commercial banking services to businesses through its subsidiary bank, First Community Bank, formerly First State Bank N.M. (“First Community Bank” or “Bank”). On October 4, 2006, First State operated 49 branch offices, including 39 in New Mexico (three offices in Taos, fourteen offices in Albuquerque, four offices in Santa Fe, two offices each in Rio Rancho, Clovis, Belen, Las Cruces, and Los Lunas, and one office each in Bernalillo, Pojoaque, Placitas, Moriarty, Edgewood, Gallup, Grants, and Portales), seven in Colorado (Denver, Colorado Springs, Fort Collins, Lakewood, Littleton, and Longmont), one in Arizona (Sun City), and two in Utah (Midvale and Salt Lake City).

ABOUT FRONT RANGE

Front Range is a bank holding company headquartered in Broomfield, Colorado, southeast of Boulder along the Denver-Boulder business corridor. Heritage Bank, a wholly owned subsidiary of Front Range, has 13 full-service branches in the Denver-Boulder-Longmont triangle. Heritage Bank also offers investment services through its investment division, Heritage Investments, and mortgage loans through its mortgage division, Heritage Bank Mortgage Division.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM

ACT OF 1995

A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding the acquisition of Front Range. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: the result of the review of the proposed merger by various regulatory agencies, and any conditions imposed in connection with consummation of the merger; approval of the merger by the shareholders of Front Range; satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement; and the risks that have been described from time to time in First State’s reports filed with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2005 and its respective quarterly reports on Form 10-Q filed in 2006. This document speaks only as of its date, and each of First State and Front Range disclaims any duty to update the information herein.

Certain statements in this news release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). The discussions regarding our growth strategy, expansion of operations in our markets, competition, loan and deposit growth, timing of new branch openings, expansion opportunities including expanding our mortgage division market share, and response to consolidation in the banking industry include forward-looking statements. Other forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statement. Some factors include changes in interest rates, local business conditions, government regulations, loss of key personnel or inability to hire suitable personnel, faster or slower than anticipated growth, economic conditions, our competitors’ responses to our marketing strategy or new competitive conditions, and competition in the geographic and business areas in which we conduct our operations. Other factors are described in First State’s filings with the Securities and Exchange Commission. First State is under no obligations to update any forward-looking statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fcbnm.com. Investors and securityholders may also obtain these documents free of charge at the SEC’s website at www.sec.gov.